June 25, 2025

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 9, 2013 regarding the sale of Class A, Class C and Class I shares of the Dearborn Partners Rising Dividend Fund, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended..

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.